Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2022 Fourth Quarter
and Full Year Financial Results

•
Strong Free Cash Flow in Fiscal Fourth Quarter
•
Over $100 Million in Program Awards in Fiscal Fourth Quarter
•
Record Fiscal 2022 Net Sales of $1,164 Million
•
3-Year Organic Sales Target Announced

Chicago, IL – June 23, 2022 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the fourth quarter and full year of fiscal 2022 ended April 30, 2022.

Fiscal Fourth Quarter 2022 Highlights

• Net sales were $288.7 million, of which electric and hybrid vehicle applications were 17 percent

• Net income was $16.2 million, or $0.43 per diluted share

• Free cash flow was $33.6 million

• Company was awarded programs with expected annual sales of over $100 million

• Company announced 3-year organic sales compounded annual growth rate target of 6%

Consolidated Fiscal Fourth Quarter 2022 Financial Results

Methode's net sales were $288.7 million, which included $7.0 million of spot buy and premium freight cost recovery and an unfavorable foreign currency impact of $5.7 million, down 4.1% compared to $301.0 million in the same quarter of fiscal 2021. Excluding the spot buy and premium freight cost recovery and the foreign currency impacts, net sales were down 4.5% compared to the same quarter of fiscal 2021. The decrease was mainly due to lower sales volumes in the Automotive segment mostly due to demand weakness in North America and Europe driven by supply chain constraints and by weaker activity in Europe due to the conflict in Ukraine. Net sales were weaker than expected due to the COVID-19 lockdowns in China.

Income from operations was $14.6 million or 5.1% of net sales, compared to $33.7 million or 11.2% of net sales in the same quarter of fiscal 2021. The decrease was primarily due to the lower sales, higher material and freight costs as a result of supply chain issues, and product mix.

Other income was $3.2 million, compared to $3.8 million in the same quarter of fiscal 2021.

Income tax expense was $1.0 million, compared to $5.5 million in the same quarter of fiscal 2021. The effective tax rate was 5.8%, compared to 15.0% in the same quarter of fiscal 2021. The effective tax rate benefitted from discrete tax benefits of $2.3 million mainly from the remeasurement of certain U.S. state deferred tax assets and from increased research and development tax credits in a foreign jurisdiction.

Net income was $16.2 million or $0.43 per diluted share, compared to $31.1 million or $0.81 per diluted share in the same quarter of fiscal 2021.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $30.8 million, compared to $50.8 million in the same quarter of fiscal 2021.

Debt was $210.5 million at the end of the quarter, compared to $240.1 million at the end of fiscal 2021. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $38.5 million, compared to $6.9 million at the end of fiscal 2021.

Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $33.6 million, compared to $31.2 million in the same quarter of fiscal 2021. The increase was mainly due to improvements in working capital mostly from lower inventory, partially offset by higher capital expenditures.

Segment Fiscal Fourth Quarter 2022 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2021,

•
Net sales were $194.3 million, down $10.1 million or 4.9% from $204.4 million. The decrease was mainly due to lower sales volumes in North America and Europe resulting from reduced OEM demand due to program roll-offs, semiconductor shortages and other supply chain issues as well as the conflict in Ukraine. Net sales were weaker than expected due to the COVID-19 lockdowns in China. The segment net sales in the quarter were positively impacted by $7.0 million of spot buy and premium freight cost recovery, partially offset by $4.2 million from foreign currency translation.
•
Income from operations was $17.2 million, down $6.7 million or 28.0% from $23.9 million primarily due to lower sales volumes and higher material costs, partially offset by lower selling and administrative expenses. Income from operations was 8.9% of net sales, down from 11.7%.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2021,

•
Net sales were $78.9 million, down $2.6 million or 3.2% from $81.5 million. The decrease was mainly due to lower sales in power distribution, partially offset by higher sales of radio remote controls. The segment net sales in the quarter were negatively impacted by $1.4 million from foreign currency translation.
•
Income from operations was $10.4 million, down $13.9 million or 57.2% from $24.3 million primarily due to higher material and premium freight costs as well as the lower sales. Income from operations was 13.2% of net sales, down from 29.8%.

Comparing the Interface segment's quarter to the same quarter of fiscal 2021,

•
Net sales were $13.9 million, down $0.3 million or 2.1% from $14.2 million.
•
Income from operations was $2.3 million, up $0.8 million or 53.3% from $1.5 million. Income from operations was 16.5% of net sales, up from 10.6%.

Comparing the Medical segment's quarter to the same quarter of fiscal 2021,

•
Net sales were $1.6 million, up from $0.9 million.
•
Loss from operations was $0.9 million, compared to a loss of $0.5 million mainly due to higher material costs from expediting components due to shortages and unfavorable product sales mix.

Fiscal 2022

Methode's net sales were a record $1,163.6 million, which included $22.1 million of spot buy and premium freight cost recovery and a favorable foreign currency impact of $5.5 million, compared to $1,088.0 million in fiscal 2021. Excluding the spot buy and premium freight cost recovery and the foreign currency impacts, net sales were up 4.4% compared to fiscal 2021, primarily due to higher sales in the Industrial and Automotive segments.

Net income was $102.2 million, or $2.70 per diluted share, compared to $122.3 million, or $3.19 per diluted share, in fiscal 2021. The decrease was mainly due to higher material and freight costs related to supply chain disruptions, market disruptions in Europe and Asia, and higher selling and administrative expense primarily due to higher stock-based compensation expense in addition to higher tax expense.

EBITDA, a non-GAAP financial measure, was $174.6 million, compared to $191.6 million in fiscal 2021.

Free cash flow, a non-GAAP financial measure, was $60.8 million, compared to $154.9 million in fiscal 2021. The decrease was mainly due to higher working capital requirements, especially inventory, and higher purchases of property, plant and equipment.

As previously announced on June 16, 2022, the board of directors authorized the purchase of an additional $100 million of the company’s outstanding common stock to the authorization from March 2021, bringing the total program authorization to $200 million. As of April 30, 2022, a total of 1,593,139 shares have been purchased under the authorization at a total cost of $71.2 million.

Fiscal 2023 Full Year Guidance

For the fiscal year 2023, the company expects net sales to be in the range of $1,160 to $1,210 million. Diluted earnings per share is expected to be in a range of $2.70 to $3.10. Both items are unchanged from the preliminary guidance provided on June 14, 2022.

This guidance is subject to change due to a variety of factors including the impact from the COVID-19 pandemic, the ongoing semiconductor shortages, other supply chain disruptions, the conflict in Ukraine, and both short and long-term supply chain rationalization and restructuring efforts.

3-Year Sales Target Announced

The company has announced a three-year organic sales compounded annual growth rate target of 6%. The base year for this target is Fiscal 2022. The target excludes any impact from foreign currency, acquisitions, or divestitures.

This target is subject to change due to a variety of risk factors that could cause actual results to differ materially from our expectations as detailed in Methode's filings with the Securities and Exchange Commission, such as our 10-K annual report. Such factors may include, but are not limited to, those identified below under Forward-Looking Statements. The company undertakes no duty to update this target to reflect changes in expectations on a quarterly basis or otherwise.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “The quarter presented various challenges mainly from market disruptions and supply chain constraints that evolved faster than the Methode team was able to mitigate despite our best efforts. However, we booked another quarter of awards with over $100 million in annual sales, with approximately 90% in EV applications, and delivered record sales for the full year. We also ended the year with a strong balance sheet with our debt level at a three-year low."

Mr. Duda added, "Our sales into electric vehicle applications slipped in the quarter due to the China lockdown but are poised to reach 20% of total sales in fiscal 2023. Overall, we expect continued sales growth as well as renewed earnings growth in fiscal 2023. Lastly, we are introducing a three-year organic sales growth target of 6%. This target is enabled by our strong run of program awards over the past two years, particularly with electric vehicles."

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through July 7, 2022, by dialing 877-481-4010 and providing passcode 45561. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This news release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this news release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Dependence on our supply chain, including semiconductor suppliers; 2) Impact from pandemics, such as the COVID-19 pandemic; 3) Dependence on the automotive and commercial vehicle industries; 4) Impact from inflation; 5) Dependence on a small number of large customers, including one large automotive customer; 6) Dependence on the availability and price of materials; 7) Risks related to conducting global operations; 8) Ability to withstand pricing pressures, including price reductions; 9) Currency fluctuations; 10) Timing and magnitude of costs associated with restructuring activities; 11) Failure to attract and retain qualified personnel; 12) Recognition of goodwill and other intangible asset impairment charges; 13) Timing, quality and cost of new program launches; 14) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 15) Adjustments to compensation expense for performance-based awards; 16) Investment in programs prior to the recognition of revenue; 17) Ability to compete effectively; 18) Impact from production delays or cancelled orders; 19) Ability to withstand business interruptions; 20) Ability to keep pace with rapid technological changes; 21) Breaches to our information technology systems; 22) Ability to avoid design or manufacturing defects; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Income tax rate fluctuations; 25) Ability to protect our intellectual property; 26) Ability to successfully benefit from acquisitions and divestitures; 27) Impact from climate change and related regulations; 28) Judgments related to accounting for tax positions; and 29) Costs associated with environmental, health and safety regulations.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses certain non-GAAP financial measures, such as EBITDA, Net Debt, and Free Cash Flow. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Management believes EBITDA is useful to investors as it is a measure that is commonly used by other companies in our industry and provides a comparison for investors to the company’s performance versus its competitors. Management believes Net Debt is a meaningful measure to investors because management assesses the company’s leverage position after considering available cash that could be used to repay outstanding debt. Management believes Free Cash Flow is a meaningful measure to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain the company’s asset base and which are expected to generate future cash flows from operations. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except per-share data)

	Three Months Ended		Fiscal Year Ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Net sales	$288.7	$301.0	$1,163.6	$1,088.0

Cost of products sold	233.8	225.4	898.7	813.9

Gross profit	54.9	75.6	264.9	274.1

Selling and administrative expenses	35.6	37.1	134.1	126.9
Amortization of intangibles	4.7	4.8	19.1	19.3

Income from operations	14.6	33.7	111.7	127.9

Interest expense, net	0.6	0.9	3.5	5.2
Other income, net	(3.2)	(3.8)	(10.3)	(12.2)

Income before income taxes	17.2	36.6	118.5	134.9

Income tax expense	1.0	5.5	16.3	12.6

Net income	$16.2	$31.1	$102.2	$122.3

Basic and diluted income per share:
Basic	$0.44	$0.82	$2.74	$3.22
Diluted	$0.43	$0.81	$2.70	$3.19

Cash dividends per share	$0.14	$0.11	$0.56	$0.44

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	April 30, 2022	May 1, 2021
ASSETS
Current assets:
Cash and cash equivalents	$172.0	$233.2
Accounts receivable, net	273.3	282.5
Inventories	158.5	124.2
Income taxes receivable	8.3	11.5
Prepaid expenses and other current assets	16.9	22.6
Total current assets	629.0	674.0
Long-term assets:
Property, plant and equipment, net	197.0	204.0
Goodwill	233.0	235.6
Other intangible assets, net	207.7	229.4
Operating lease right-of-use assets, net	20.0	22.3
Deferred tax assets	36.8	41.2
Pre-production costs	27.2	25.0
Other long-term assets	38.4	35.5
Total long-term assets	760.1	793.0
Total assets	$1,389.1	$1,467.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$108.5	$122.9
Accrued employee liabilities	30.0	33.5
Other accrued liabilities	24.5	25.0
Short-term operating lease liabilities	6.0	6.1
Short-term debt	13.0	14.9
Income tax payable	6.6	20.3
Total current liabilities	188.6	222.7
Long-term liabilities:
Long-term debt	197.5	225.2
Long-term operating lease liabilities	14.8	17.5
Long-term income taxes payable	22.1	24.8
Other long-term liabilities	14.0	20.5
Deferred tax liabilities	38.3	38.3
Total long-term liabilities	286.7	326.3
Total liabilities	475.3	549.0
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,276,968 shares and 39,644,913 shares issued as of April 30, 2022 and May 1, 2021, respectively	19.2	19.8
Additional paid-in capital	169.0	157.6
Accumulated other comprehensive (loss) income	(26.8)	6.1
Treasury stock, 1,346,624 shares as of April 30, 2022 and May 1, 2021	(11.5)	(11.5)
Retained earnings	763.9	746.0
Total shareholders' equity	913.8	918.0
Total liabilities and shareholders' equity	$1,389.1	$1,467.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Fiscal Year Ended
	April 30, 2022	May 1, 2021
Operating activities:
Net income	$102.2	$122.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52.6	51.5
Stock-based compensation expense	11.8	6.8
Change in cash surrender value of life insurance	0.1	(2.0)
Amortization of debt issuance costs	0.7	0.7
(Gain) loss on sale of property, plant and equipment	(0.3)	1.3
Impairment of long-lived assets	3.1	—
Change in deferred income taxes	(2.1)	(9.6)
Other	0.5	2.0
Changes in operating assets and liabilities:
Accounts receivable	(2.0)	(81.9)
Inventories	(39.3)	11.3
Prepaid expenses and other assets	1.5	17.9
Accounts payable	(8.7)	44.0
Other liabilities	(21.3)	15.5
Net cash provided by operating activities	98.8	179.8

Investing activities:
Purchases of property, plant and equipment	(38.0)	(24.9)
Sale of property, plant and equipment	0.6	0.1
Net cash used in investing activities	(37.4)	(24.8)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.3)	(3.9)
Repayments of finance leases	(0.7)	(0.5)
Proceeds from exercise of stock options	0.5	0.8
Purchases of common stock	(64.5)	(6.7)
Cash dividends	(20.4)	(17.4)
Proceeds from borrowings	—	1.5
Repayments of borrowings	(29.2)	(116.7)
Net cash used in financing activities	(114.6)	(142.9)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(8.0)	3.8
(Decrease) increase in cash and cash equivalents	(61.2)	15.9
Cash and cash equivalents at beginning of the period	233.2	217.3
Cash and cash equivalents at end of the period	$172.0	$233.2

Supplemental cash flow information:
Cash paid during the period for:
Interest	$3.6	$5.3
Income taxes, net of refunds	$32.3	$16.0

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Fiscal Year Ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
EBITDA:
Net income	$16.2	$31.1	$102.2	$122.3
Income tax expense	1.0	5.5	16.3	12.6
Interest expense, net	0.6	0.9	3.5	5.2
Amortization of intangibles	4.7	4.8	19.1	19.3
Depreciation	8.3	8.5	33.5	32.2
EBITDA	$30.8	$50.8	$174.6	$191.6

	Three Months Ended		Fiscal Year Ended
	April 30, 2022	May 1, 2021	April 30, 2022	May 1, 2021
Free Cash Flow:
Net cash provided by operating activities	$42.0	$36.0	$98.8	$179.8
Purchases of property, plant and equipment	(8.4)	(4.8)	(38.0)	(24.9)
Free cash flow	$33.6	$31.2	$60.8	$154.9

	April 30, 2022	May 1, 2021
Net Debt:
Short-term debt	$13.0	$14.9
Long-term debt	197.5	225.2
Total debt	210.5	240.1
Less: cash and cash equivalents	(172.0)	(233.2)
Net debt	$38.5	$6.9